Exhibit 3.1

SECOND AMENDMENT TO THE ARTICLES OF INCORPORATION OF
WESTMOUNTAIN ALTERNATIVE ENERGY, INC.

The undersigned, the duly authorized secretary of WestMountain Alternative Energy, Inc., (the "Company") hereby certifies, on behalf of the Company and not individually, that each of the following, is true on the date hereof:

1.
That the board of directors of the Company on June 7, 2018 duly approved the following proposed amendment to the Articles of Incorporation of the Company:

Article II, Section 1 of the Articles of Incorporation of the Company be deleted in its entirety and amended to read in full as follows:

"Section 1.1: Number. The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and 1,000,000 Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time."

2.
That the foregoing amendment of the Articles of Incorporation of the Company has been duly approved by the required vote of shareholders in accordance with the Colorado Revised Statutes, Articles of Incorporation and the Bylaws of the Company, each of which permits that any action that may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the total issued and outstanding shares of the Company entitled to vote on such matters. As of June 6, 2018 there were 75,712,037 shares of common stock issued and outstanding, with each share entitled to one vote. On June 7, 2018, the holders of shares of voting securities representing approximately 51.4% of the total issued and outstanding shares of the Company entitled to vote on such matters approved the foregoing amendment of the Articles of Incorporation of the Company.

3.	The foregoing amendment will be effective upon filing the Articles of Amendment with the Secretary of State of the State of Colorado.

/s/ Allison Tomek
Name: Allison Tomek
Title: Secretary
Date: July 18, 2018